Exhibit 10.24
GLENCOE MANAGEMENT SERVICES AGREEMENT
This Glencoe Management Services Agreement (this “Glencoe Services Agreement”), is made and entered into as of June 7, 2004, between First Mercury Financial Corporation, a Delaware corporation (the “Company”), and Glencoe Capital, LLC, an Illinois limited liability company (“Glencoe”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Series A Convertible Preferred Stock Purchase Agreement, dated March 1, 2004 (the “Purchase Agreement”), by and between the Company and FMFC Holdings, LLC, a Delaware limited liability company (the “Investor”).
RECITALS
A. The Company desires to obtain from Glencoe, and Glencoe is willing and able to provide, management services and other assistance to the Company in accordance with and subject to the terms and conditions set forth in this Glencoe Services Agreement.
B. The Company will benefit from the consummation of the transactions contemplated by the Purchase Agreement.
C. As a condition to the consummation of the transactions contemplated by the Purchase Agreement, the Investor has required that the Company execute and deliver this Glencoe Services Agreement and the Company desires to do so.
AGREEMENT
In consideration of the foregoing recitals and the benefits and covenants set forth below, the parties mutually agree as follows:
1. Appointment as Manager.
The Company hereby retains Glencoe to provide management services and other assistance as requested by the Company, including, but not limited to, services and assistance with respect to strategic planning, budgeting, cash management, record keeping, quality control, advisory and administrative services, finance, tax, consumer affairs, public relations, accounting, risk management, procurement and supervision of third party service providers, contract negotiation, and providing economic and investment and acquisition analysis with respect to investments and acquisitions or potential investments and acquisitions; provided, that the management and the conduct of the activities of the Company shall remain the sole responsibility of the Board of Directors and officers of the Company. Glencoe shall devote such time as it determines is reasonably necessary to provide such services and assistance; provided, that Glencoe shall not be required to devote in excess of that number of hours in any given year as may be reasonably agreed upon by Glencoe and the Company from time to time.
2. Compensation.
For services to be provided by Glencoe hereunder, the Company shall pay Glencoe, and Glencoe shall be entitled to receive from the Company for the term of this Glencoe Services Agreement,

an annual management fee in the amount of $750,000 (the “Glencoe Management Fee”), payable quarterly in arrears. Except as provided or permitted in this Glencoe Services Agreement, Glencoe shall not be entitled to receive from the Company any compensation or remuneration in consideration for its services under this Glencoe Services Agreement to the Company. Each quarterly payment shall be in the amount of twenty-five percent (25%) of the aggregate Glencoe Management Fee as calculated on the last day of each such quarterly period. The first quarterly payout of $187,500 shall be made upon execution hereof.
3. Expenses.
Glencoe shall be reimbursed the cost of its reasonable out-of-pocket travel and travel-related expenses incurred in connection with the services performed hereunder (e.g., airfare, hotel, meals, etc.).
4. Certain Transactions.
To the fullest extent permitted by law, (i) the Company waives any claim that it may have that any Specified Opportunity (as defined below) constituted a corporate opportunity that should have been presented to the Company or any of its Affiliates by Glencoe or any Glencoe Indemnitee; (ii) Glencoe and the Glencoe Indemnitees shall have no fiduciary duty to offer any Specified Opportunity to the Company or otherwise; and (iii) Glencoe and the Glencoe Indemnitees may in an individual capacity, or on behalf of another person or entity, pursue, refer, or take advantage of, any Specified Opportunity. “Specified Opportunity” means any of the following specified classes of business opportunities:
(a)	any potential acquisition of a business, whether pursuant to an offering of stock, assets or otherwise, offered to Glencoe or a Glencoe Indemnitee in any capacity other than its capacity as a provider of services pursuant to this Glencoe Services Agreement;

(b)	any potential acquisition of a business, whether pursuant to an offering of stock, assets or otherwise, that is offered to the Company by any investment bank, broker, auction process or other similar means unless such opportunity is offered only to the Company and not any other person, or only to the Company and other offerees which do not include Glencoe or the Glencoe Indemnitees; and

(c)	any corporate opportunity offered to Glencoe or a Glencoe Indemnitee in its capacity as a fiduciary for another entity.
In the event Glencoe or any Glencoe Indemnitee in its individual capacity, any entity which Glencoe or such Glencoe Indemnitee controls, or to Glencoe’s or such Glencoe Indemnitee’s knowledge any entity for which Glencoe or such Glencoe Indemnitee acts in a fiduciary capacity, is pursuing or is considering pursuing any Specified Opportunity which is also then to Glencoe’s or such Glencoe Indemnitee’s knowledge being pursued or considered by the Company, Glencoe or such Glencoe Indemnitee shall disclose its interest in such Specified Opportunity to the Company.

5. Delegation.
In performing the above services, Glencoe may delegate all or any of its duties and responsibilities to Affiliates of Glencoe and compensate them out of the Glencoe Management Fee in accordance with the provisions of this Agreement either fully or on a pro rata basis; provided, however, that Glencoe shall remain responsible for the actions of any such Affiliate and such Affiliate shall not be entitled to any additional compensation for such services.
6. Notices.
All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered and deemed to have been given as set forth in the Purchase Agreement.
7. Effective Period of Agreement and Amendments.
This Glencoe Services Agreement shall become effective on the date first written above and shall terminate upon a Change of Control. For purposes hereof, “Change of Control” shall mean (i) a merger or consolidation of the Company with or into another corporation or other entity; (ii) the sale, lease, license, conveyance or transfer of all or substantially all of the assets of the Company; (iii) except for the transactions contemplated by the Purchase Agreement, any purchase of shares of capital stock of the Company (either through a negotiated stock purchase or a tender for such shares) by any party or group, through one, or a series of related transactions, that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Company immediately prior to such purchase, the effect of which is that such party or group beneficially owns at least a majority of such voting power immediately after such purchase; or (iv) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. Any amendment to this Glencoe Services Agreement shall be in writing and signed by both parties hereto.
8. Limitation of Liability.
Glencoe shall not be liable, responsible or accountable in damages or otherwise to the Company for mistakes of judgment or for action or inaction which Glencoe believed to be in the best interests of the Company or for losses due to the negligence of employees, brokers or other agents of the Company. Glencoe may consult with legal counsel, accountants or other professional advisors selected by Glencoe or the Company and Glencoe shall not be liable for damages of any kind resulting from any action or omission suffered or taken by Glencoe in good faith in reliance and in accordance with the opinion or advice of such counsel, accountants, or other professional advisors. Subject to applicable law, neither Glencoe nor any of its managers, members, officers, directors, employees, partners, or shareholders, (collectively, the “Glencoe Indemnitees”), shall be liable, responsible or accountable to the Company for any Losses which the Company may sustain or suffer.
9. Indemnification.
The Company shall indemnify and hold harmless Glencoe and the Glencoe Indemnitees from and against any and all Losses, arising out of or incidental to the services performed by Glencoe hereunder; provided, however, that neither Glencoe nor any Glencoe Indemnitee shall be entitled to indemnification hereunder where the claim at issue is based upon:
(a)	the gross negligence or willful misconduct of Glencoe or a Glencoe Indemnitee as finally adjudicated by a court of competent jurisdiction; or

(b)	the material breach by Glencoe of any provision of this Glencoe Services Agreement as finally adjudicated by a court of competent jurisdiction.
The indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights, remedies and recourse to which Glencoe or a Glencoe Indemnitee shall be entitled, whether pursuant to some other provision of this Glencoe Services Agreement, at law or in equity. The Company will maintain general liability insurance coverage, including a director and officer extension, at customary coverage levels, provided that such insurance coverage can be obtained at commercially reasonable rates and on commercially reasonable terms.
10. Non-Assignability.
This Glencoe Services Agreement is not to be assigned by either party hereto without the prior written consent of the other; provided, however, that Glencoe may assign this Glencoe Services Agreement to Exec Net Company, LLC, an entity involved with Glencoe’s executive network.
11. Governing Law.
This Glencoe Services Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.
12. Miscellaneous.
Except as stated herein, this Glencoe Services Agreement is the entire agreement and understanding of the parties with respect to its subject matter and supersedes all prior discussions understandings, agreements and representations, written or oral, which may have existed between the parties as to that subject matter.
Each provision of this Glencoe Services Agreement shall be considered separable and if, for any reason, any provision or provisions, or any part thereof, is determined to be invalid or contrary to any existing or future applicable law, such invalidity shall not impair the operation of or affect those portions of this Glencoe Services Agreement that are valid. This Glencoe Services Agreement shall be construed and enforced in all respects as if such invalid or unenforceable provision or provisions had been omitted.
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     IN WITNESS WHEREOF, the parties hereto have executed this Glencoe Services Agreement as of the date first above written.

FIRST MERCURY FINANCIAL CORPORATION

By:	/s/ Richard H. Smith

Name:	Richard H. Smith
Title:	President

GLENCOE CAPITAL, LLC

By:	/s/ Louis Manetti

Name:	Louis Manetti
Title:

AMENDMENT NO. 1 TO GLENCOE MANAGEMENT SERVICES AGREEMENT
     This Amendment (this “Amendment”) is made and entered into as of August 17, 2005 by and between First Mercury Financial Corporation, a Delaware corporation (the “Company”) and Glencoe Capital, LLC, an Illinois Limited Liability Company (“Glencoe”).
     WHEREAS, the Company and Glencoe are parties to that certain Glencoe Management Services Agreement dated as of June 7, 2004 (the “Original Agreement”) which, by its terms, terminates upon the occurrence of a change of control of the Company; and
     WHEREAS, the Company and Glencoe desire to amend the Original Agreement to provide that it will terminate only upon the mutual written consent of the Company and Glencoe.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the parties agree as follows:
     1. Amendment. Section 7 of the Original Agreement is herby amended and restated in its entirety to read as follows:
          “7. Effective Period of Agreement and Amendments.
This Glencoe Services Agreement shall become effective on the date first written above and shall terminate upon the mutual written consent of the Company and Glencoe. Any amendment to this Glencoe Services Agreement shall be in writing and signed by both parties hereto.”
     2. Ratification of Original Agreement as Amended. Except as amended hereby, the terms and conditions of the Original Agreement shall remain in full force and effect.
     3. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute one and the same instrument.
     4. Governing Law. This Amendment shall be deemed a contract made under the laws of the State of Delaware and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such state, without giving effect to its conflicts of laws principles.
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     IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first above written.

FIRST MERCURY FINANCIAL CORPORATION

By:	/s/ Richard H. Smith

Printed Name:	Richard H. Smith

Title:	President

GLENCOE CAPITAL, LLC

By:	/s/ G.D. Patterson

Printed Name:	G.D. Patterson

Title:	Principal